SpongeTech® Delivery Systems, Inc. and GetFugu, Inc. Reach Amicable Accord

Litigation Dismissed

NEW YORK, NY - SpongeTech® Delivery Systems, Inc. (“SpongeTech”) “The Smarter Sponge™”, (OTC: SPNG), provides shareholders an update regarding its dispute with GetFugu, Inc. (OTCBB: GFGU).  Both companies have come to terms on the original investment of $1,750,000 that was advanced by SpongeTech and its affiliates back in September. Management of both SpongeTech and GetFugu feel it is in the best interest of both parties to move forward in good faith for the mutual benefit of the companies and their respective shareholders. The aforementioned lawsuit will be dismissed and SpongeTech will proceed with their investment, which will immediately be converted  into shares of GetFugu common stock.

GetFugu, Inc. (“GetFugu”), is one of the first technology architect’s to provide a carrier agnostic, platform agnostic mobile search platform. GetFugu will change the way people access the web with their mobile phones. It is designed to encourage use of its applications by simply integrating the mobile phones' core strengths (image recognition, voice recognition, location recognition) into a single customizable application.

GetFugu's unique “See It,” vision recognition (ARL) ”Say It,” voice recognition (VRL); ”Find It,” location recognition (GRL); and “Get It,” Hot-Spotting services is targeted at the growing surge of the world’s population that regularly utilize mobile phones to search for entertainment, news, sports, shopping, and every other thing available on the Internet.

Under the terms agreed to by the parties, SpongeTech will be one of the first companies to utilize GetFugu’s innovative mobile search platform. GetFugu will point SpongeTech consumers to the nearest retail location that carries SpongeTech products based on the GPS functionality available in most mobile phones and/or be automatically connected to SpongeTech’s corporate internet e-commerce portal where they can purchase SpongeTech products on-line.

SpongeTech increased its national marketing and advertising budget this year and has successfully partnered with numerous NBA, NFL and NHL sports teams which include NBA teams: Charlotte Bobcats, Cleveland Cavaliers and New York Knicks, NHL teams: Chicago Blackhawks and New York Rangers and eight NFL teams for the 2009 season.  The Company has grown its impressive sports sponsorship portfolio, previously leveraging Major League Baseball teams, the World Football Challenge, the US Open and professional boxing.

"We are pleased that we can move forward with GetFugu and see their platform in action," commented COO of SpongeTech, Steven Moskowitz. “Our marketing strategy has placed the SpongeTech brand name in various sporting venues across the U.S. and we believe GetFugu will increase the excitement in our brand and help bring our brand to the next level.”

The following video, http://spongetech.getfugu.com, demonstrates how a consumer seeing a SpongeTech TV ad utilizes the GetFugu platform to purchase a SpongeTech product. SpongeTech: See It, Say It, Find It, Get It!

About SpongeTech® Delivery Systems, Inc.
SpongeTech Delivery Systems is a company which designs, produces, and markets unique lines of reusable cleaning products for Car Care, Child Care, Home Care and Pet Care usages. These sponge-like products utilize SpongeTech's proprietary, patent (and patent-pending) technologies and other technologies involving hydrophilic (liquid absorbing) foam, polyurethane matrices or other ingredients. The Company's sponge-like products are pre-loaded with specially formulated ingredients such as soap, conditioner and/or wax that are released when the sponge is soaked and applied to a surface with minimal pressure. SpongeTech is currently exploring additional applications for its technology in the health, beauty, and medical markets. SpongeTech Delivery Systems, Inc. intends to globally brand its products as The Smarter Sponge™ .

For more information, please visit the Company’s website at: www.spongetechinc.com

Safe Harbor Statement
Under The Private Securities Litigation Reform Act of 1995: The statements in this presentation that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-KSB for the year ended May 31, 2008, the Company's Quarterly Report on Form 10-QSB for the Third quarter ended February 28, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contact:
SpongeTech® Delivery Systems, Inc.
Investor Relations
info@spongetech.com
1-877-776-6438